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                                                          EXHIBIT 24(b)(9)(b)(i)


                                 THE KENT FUNDS
                                 P.O. BOX 182201
                            COLUMBUS, OHIO 43218-2201


May 1, 1997


BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Attn:  J. David Huber

                  Re:   The Kent Funds (the "Trust")

Dear Mr. Huber:

         The Trust hereby requests, pursuant to the Fund Accounting Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services, Inc. ("BISYS") and the Trust, that BISYS perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to BISYS for its services is the portfolio's pro rata share of the amount set forth below, subject to the annual minimum fee for such portfolio that is set forth below:

                                            COMPENSATION - ANNUAL FEE AS A
            PORTFOLIO                          PERCENTAGE OF THE TRUST'S
                                                AVERAGE DAILY NET ASSETS

            The Kent Government          .015%, subject to an annual minimum fee
            Money Market Fund            of $5,000


         Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                                 Very truly yours,

                                                 THE KENT FUNDS


                                                 By:     /s/ R. Jeffrey Young
                                                    ----------------------------

                                                 Title:     Vice President
                                                       -------------------------

Agreed to and Accepted:

BISYS FUND SERVICES, INC.


By:   /s/ George O. Martinez
   --------------------------------

Title:    Senior Vice President
      -----------------------------